EXHIBIT 10.1

Termination Agreement

dated as of July 31, 2024

by and between

WW (SWITZERLAND) SA	(hereinafter the Company)

IRoute de Saint-Cergue 303, 1195, Dully

and

Pierre-Olivier Latour	(hereinafter the Employee)

IRoute de Bursinel 26B, 1195 Dully

(each a Party, and together the Parties)

Table of Contents

1. Termination of Employment	3

2. Release from Obligation to Work and Commencement of New Employment	3

3. Entitlement to Vacation and Overtime	4

4. Severance Pay	4

5. Payment Terms and Deductions	4

6. Tax assistance	5

7. Restrictive Covenants	5

8. Confidentiality	5

9. Non-disparagement	5

10. Return of Property	6

11. Resignation from Corporate Functions	6

12. Assistance	6

13. Certificate	6

14. Personal Data	6

15. Release	7

16. Insurance	7

17. Written Form	7

18. Severability Clause	7

19. Governing Law/ Jurisdiction	7

Annex 1 General Release	10

Whereas

The Company and the Employee have entered into an employment agreement with effect as of April 11, 2023, as amended from time to time (the Employment Agreement).

On July 31, 2024, the Company gave notice of ordinary termination under the Employment Agreement.

The Company and the Employee wish to settle amicably all aspects of the employment relationship and the termination thereof, subject to the terms and conditions set forth herein.

Now, therefore, the Parties hereto enter into the following agreement (the Agreement):

Termination of Employment

The Employee's employment with the Company shall terminate by mutual consent with effect as of October 31, 2024 (the Termination Date). For the avoidance of any doubt, the Termination Date shall not be subject to any deferment for whatever reason.

Until the Termination Date, the Company shall pay to the Employee his salary and other contractual benefits in accordance with the Employment Agreement and Company's regulations.

Release from Obligation to Work and Commencement of New Employment

The Employee shall be released irrevocably from his obligation to work effective on the close of business on August 9, 2024 (the Release Date). The Employee shall remain available to the Company until the Termination Date to allow for a smooth transition of his duties.

Until the Termination Date, the Employee may only accept a new employment or perform any other professional activity after having obtained the prior written consent of the Company, and always under the condition that such new employment or new professional activity does not compete with the Company's business.

If the Employee starts a new employment or a new professional activity, the Termination Date is automatically moved to the last day prior to that date (the New Termination Date) and the employment with the Company is terminated with effect as per the New Termination Date. In this case, the term "Termination Date" as used in this Agreement means "New Termination Date". For the avoidance of doubt, any compensation due under this Agreement until the Termination Date, will be paid only until the New Termination Date. The Company is entitled to reclaim any overpayment made to the Employee. The Employee is obliged to inform the Company in writing and without delay about the start of any such new employment.

If the Employee starts any other professional activity before the Termination Date or New Termination Date, he shall account for any income, which shall be deducted from the Company's salary payments. The Employee is obliged to inform the Company in writing and without delay about the start of any such other professional activity and about any income on a monthly basis. The Company is entitled to reclaim any overpayment made to the Employee.

Entitlement to Vacation and Overtime

Until the Termination Date, the Employee shall, as much as possible, take his remaining vacation and compensate with time off overtime hours and extra-hours ("heures supplémentaires I Überstunden" and "travail supplémentaire I Überzeit"), if any, and to the extent the Employee is entitled to compensation of overtime. Any further entitlement to vacation and overtime work, if any, shall be fully discharged by the release pursuant to Article 15 of this Agreement.

Severance Pay

In consideration of the Employee executing and performing this Agreement and in full discharge of any claims and rights of the Employee arising out of or in connection with the Employment Agreement and its termination, whether actual or potential, whether present or future, the Company will pay to the Employee, in addition to the salary as per Article 1, a severance pay subject to the terms and conditions set forth under Article 5.5 of the Employment Agreement and Article 15 of this Agreement. In view of Article 5.5 of the Employment Agreement and considering the garden leave period as defined under Article 2 para. 2 of this Agreement, the Parties agree that the total maximum amount of severance pay shall not exceed CHF 375,870. (the Severance Pay).

Pursuant to Article 5.5 of the Employment Agreement, if the Employee obtains subsequent employment at any point during the 9 months following the Termination Date (the Severance Benefit Period), the Employee's monthly installment as defined under Article 5 of this Agreement shall be reduced by the amount of his monthly salary earnings in his new employment for the remainder of the Severance Benefit Period, or eliminated altogether if he obtains a subsequent position with the same or higher annual salary rate than his salary rate the Company as of the Termination Date.

To enforce and comply with the terms of this Article 4 paragraph 2 of this Agreement, the Employee agrees to provide the Company with immediate written notice of any subsequent employment he receives during the Severance Benefit Period, including his date of hire and annual salary rate.

Payment Terms and Deductions

The Severance Pay shall be paid in 9 equal monthly installments, subject to Article 4 of this Agreement, each of which shall be paid into the Employee's Swiss bank. The first installment shall be paid within 10 days after delivery to the Company of a validly executed waiver and release by the Employee in the form attached hereto as Annex 1. The pay Employee shall execute and deliver such waiver and release not earlier than one (1) month and one (1) day and not later than three (3) months after the Termination Date.

From all payments under this Agreement all applicable deductions will be made, i.e., deductions for social security (including pension funds) and tax, if any, as per the applicable laws and the applicable regulations of the Company.

Tax assistance

The Employee shall be entitled to consult, at the Company's expense, a tax advisor selected by the Company on matters relating to US tax law if this is necessary and there is a connection with the Employee's activity for the Company until the Termination Date.

The tax assistance as provided for under Article 6 paragraph 1 of this Agreement shall be limited to the 2024 tax return. Any taxes incurred shall be borne by the Employee.

Restrictive Covenants

The non-competition clause set forth in Article 13 and the non-solicitation clause set forth in Article 13 of the Employment Agreement shall not be amended or set aside by this Agreement and shall remain in full force and effect as set forth in the Employment Agreement.

Confidentiality

The Employee covenants, with respect to any business matter into which he gained an insight during his employment, to refrain even after termination of employment from disclosing to third parties any confidential information, including, but not limited to, knowledge or documentation relating to transactions, organizational or business matters, production processes, products, developments, research or know-how of the Company or affiliated companies, from providing third parties with the possibility of obtaining such confidential information, and from making use of it, for an indefinite period of time.

The Employee undertakes not to make or participate in any publications having a direct connection with his activities for, or the organization of, the Company or any affiliated company, without having obtained the prior written authorization of the Company.

The Employee further undertakes to keep the fact and terms of this Agreement strictly confidential and not to disclose them to any third party except where specifically required to do so by a court of competent jurisdiction, authorities or a regulatory body.

Non-disparagement

The Employee agrees that he has not and shall not make any public statements, statements to the press, statements to present or former employees of the Company, or to any individual or entity with whom, or with which, the Company has a business relationship, whether verbally or in writing, which are disparaging of the Company and should reasonably be expected to adversely affect the conduct of business by, or the reputation of, the Company. The Employee further confirms that he will not share or make public or publish in any media or form any details of his professional life at the Company in his various roles.

Nothing in this Article 9 shall prevent any statements as a consequence of any regulatory or legal obligation or any legal or other court proceedings as required.

Return of Property

The Employee agrees to return to the Company no later than on August 9, 2024 all property of the Company and any work materials or products or other data with regard to the Company and any affiliate company (irrespective of their form of materialization) which the Employee received or prepared or helped prepare in connection with his employment with the Company or that otherwise came into his possession or control. This includes, but is not limited to, all computer files and other information containing confidential information, and all mailing lists, reports, correspondence, contracts, memoranda, records and other files, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or mobile data carriers and instructional manuals.

The Employee further agrees that he will not make or retain any copies, duplicates, reproductions or excerpts of such data or furnish such data to any third party. The Employee agrees to irrevocably delete such data from any private data carrier at the latest on the Termination Date, after having ensured that the Company has a copy thereof.

Resignation from Corporate Functions

Upon first request of the Company, the Employee shall execute any documents and take any actions necessary for his resignation from any positions within the Company or any affiliated entities and for the removal from any commercial, trade or similar register.

Assistance

The Employee hereby agrees that he also after leaving the Company will use his best endeavors to cooperate with the Company and its respective counsel and assistants in connection with any governmental or regulatory investigation and any regulatory or judicial administrative proceeding, arbitration or litigation relating to any material matter (as reasonably determined by the Company) that occurred during his employment.

Certificate

The Company undertakes to deliver to the Employee a work certificate within 30 days of the Termination Date.

Personal Data

The Employee confirms that upon his departure, he was given ample opportunity to delete any personal documents, data and e-mails and, if necessary, take them with him. The Employee acknowledges that the Company may freely dispose of any remaining documents, data and e- mails, even if they include private documents, data or e-mails. The Company is under no obligation to keep them or to draw the Employee's attention to them.

The Company is entitled to block the Employee's email address at the Company at the Termination Date so that no further e-mails are received, and to inform the persons sending e- mails to this address with a standard text regarding the Employee's departure.

Release

In consideration of the covenants undertaken by the Company in this Agreement, and except for those obligations created by, arising out of or referred to in this Agreement, the Employee irrevocably and unconditionally, knowingly and voluntarily releases, acquits and forever discharges the Company and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons (collectively, the Released Parties) of and from any and all claims, known and unknown he has or may have against the Released Parties arising out of or in connection with his employment relationship with the Company or any affiliate company. Furthermore, the Employee undertakes not to start any proceedings against any of the Company and/or affiliated entities, whereby each such affiliated entities shall be entitled to enforce this covenant (Vertrag zugunster Dritter).

Insurance

The Employee is hereby explicitly informed that the mandatory accident insurance coverage provided by the Company will cease thirty-one (31) days after the Termination Date and that after this period he has to provide his own accident insurance. Within thirty-one (31) days of the Termination Date, the Employee may, at his own expense, request an extension of such coverage for a maximum of six (6) months after the Termination Date. In any event, the Employee must inform his health insurance company about the termination of his employment, unless he has already entered into a new employment.

If applicable the Employee may, within three (3) months after the Termination Date, at his own expense, request to pass over from the Company's collective daily sickness benefits insurance into an individual insurance.

Written Form

This Agreement may only be modified or amended by a document signed by the Parties, whereby an exchange of signed letters is sufficient.

Severability Clause

If any provision of this Agreement be or become invalid or void, the validity of the remaining provisions shall not be affected. In case of invalidity or revocation of a provision of this Agreement the provision is to be replaced by an effective one which comes closest to the economic purpose of the invalid provision. The same shall apply in cases where a gap becomes apparent.

Governing Law/ Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

The court at the domicile or registered office of the defendant or where the Employee normally carries out his work has jurisdiction to decide any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement.

This Agreement has been executed in 2 (two) originals.

I Signatures on next page

Executed as of the date written on the cover page to this Agreement

For the Company

/s/ Heather Stark

Heather Stark Director

The Employee

/s/ Pierre-Olivier Latour

Pierre-Olivier Latour

Termination Agreement by and between WW (SWITZERLAND) SA and Pierre-Olivier Latour

Annex 1 General Release

by

Pierre-Olivier Latour, Route de Bursinel 26B, 1195 Dully

WHEREAS,

I have been employed by WW (SWITZERLAND) SA (the Company) since April 11, 2023;

after due and considerate negotiations, the Company and I have entered into a termination agreement on July 31, 2024 (the Agreement);

the employment relationship between the Company and me terminated with effect as of August 9, 2024.

NOW, THEREFORE,

in consideration of the covenants undertaken by the Company in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily, irrevocably and unconditionally, release, acquit and forever discharge the Company and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons (collectively, the Released Parties) of and from any and all claims, known and unknown I have or may have against the Released Parties arising out of or in connection with my employment relationship with the Company or any affiliate company. Furthermore, the Employee undertakes not to start any proceedings against any of the Company and/or affiliated entities, whereby each such affiliated entities shall be entitled to enforce this covenant (Vertrag zugunster Dritter).

Place/ date:

__________________________________________

The Employee

__________________________________________

Pierre-Olivier Latour

Mr. Pierre-Olivier Latour

Route de Bursinel 26B

1195 Dully

July, 31, 2024

Notice of Termination

Dear Pierre-Olivier,

We hereby ordinarily terminate your employment relationship with WW (SWITZERLAND) SA (the Company) in accordance with your employment agreement dated April 11, 2023, as amended (the Employment Agreement) as per October 31, 2024.

You shall be released irrevocably from your obligation to work effective on the close of business on August 9 2024. Your base salary shall be paid regularly until the end of the employment relationship.

Until the end of the employment relationship, you shall take any remaining and accruing vacation and use up overtime ("Überstunden" and "Überzeit") if any.

Until the end of the employment relationship, you may not engage in any other business activities or work for third parties without the prior written approval of the Company. Irrespective of the foregoing, you are obliged to promptly inform us in writing of any compensation for activities or work for third parties to which you may be entitled until the end of the employment relationship, and such compensation will be deducted from any compensation you may be entitled to under the Employment Agreement.

Until the end of the employment relationship, the Employment Agreement will continue to be in full force and effect. The rights and obligations under the Employment Agreement thus remain valid. In particular, the duty of loyalty and confidentiality, the prohibition of exploitation as well as restrictive covenants under the Employment Agreement or statutory law remain unchanged until the end of the employment relationship. We expressly point out to you that the duty of confidentiality, the prohibition of exploitation as well as restrictive covenants remain valid even after termination of the employment relationship as per the Employment Agreement and statutory law.

Without limitation of the foregoing, you are bound to secrecy about all facts to be kept confidential, including manufacturing and trade secrets, of which you have become acquainted in the service to the Company; you are prohibited from exploiting such facts in your own or any third party's interest. All information about or in connection with the business activities of the Company or its affiliates shall be treated confidentially and shall in no way be made available in any form whatsoever to third parties or to the public.

You must return to the Company not later than on August 16, 2024 all property of the Company, as well as any work materials and products and other data relating to the Company and its affiliates and their business partners (irrespective of their form of materialization) which you received or prepared or helped prepare in connection with your employment with the Company or that otherwise came into your possession or control. This includes, but is not limited to, all computer files and other information containing confidential information, all mailing lists, customer data, project documents, e-mail and other correspondence, reports, contracts, memoranda, records and any other files, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes, mobile data carriers and instructional manuals.

You must not make or retain for yourself, or make available to any third party, any copies, duplicates, reproductions, transcripts or excerpts of such data. You must irrevocably delete such data from any private data carrier at the latest on August 16, 2024.

We also ask you to delete all private files and e-mails from the Company's servers and devices by August 16, 2024 at the latest.

Please note that your mandatory accident insurance coverage provided by the Company will expire 31 days after the end of the employment relationship. After this date, you have to provide for your own accident insurance. Within 31 days of the end of the employment relationship you may, at your own expense, request an extension of such coverage for a maximum of six months, should you wish so. In any event, you must instruct your health insurance company to reinclude the risk of accident, unless you have already entered into a new employment.

...

We kindly ask you to confirm receipt of this letter by signing and returning one copy of this letter.

We thank you for your services rendered to the Company and wish you all the best for the future.

Yours sincerely,

For the Company

/s/ Heather Stark

Name: Heather Stark

Function: Chief Financial Officer

Receipt Confirmed

/s/ Pierre-OIivier Latour

Pierre-OIivier Latour

Date: July 31, 2024